EXHIBIT 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Axion Power International, Inc. Board of Directors Appoints Michael J. Corcoran as Director

Corcoran also Assumes role of Audit Committee Chair

NEW CASTLE, Pa., May 26, 2016 – At its meeting on May 25, the Axion Power International, Inc. Board of Directors announced the appointment of Michael J. Corcoran as a director, and also as chairman of the audit committee.

“I look forward to bringing my professional expertise to the board and the audit committee and being involved with the exciting things the company is doing in the industry,” said Corcoran.

Corcoran is a Partner with GVP Partners based in Atlanta, Georgia. He founded GVP Partners in 2008 to provide governance, risk and compliance advisory services. He has helped several global companies implement and operate automated enterprise risk and compliance programs. Prior to starting GVP Partners, Mike was a Partner with Deloitte & Touche from 2005 to 2008. He led the business risk advisory practice along the east coast and increased revenues from $18 million to $57 million through innovative solution and business development approaches. In 2001, Mike founded Harborview Partners LLC, an internal and information technology audit firm based in Stamford, CT. As CEO, Mike led company development activities recruiting and leading partners in several offices from Boston to Baltimore. In 2004, the firm was sold to their strategic partner, CBIZ, Inc and services were expanded to CBIZ’s national footprint. Prior to his professional services career, Mike held financial leadership roles at the Union Camp Corporation, Philip Morris and Kraft Foods. Mike is a graduate of Georgetown University. He is a Certified Public Accountant and a member of the Georgia Society of CPAs and the Institute of Internal Auditors.

“It is my pleasure to welcome Mike to the board. He will be a wonderful asset to our team as he brings a wealth of knowledge and experience to both positions in which he will serve,” said Richard H. Bogan, CEO, Axion Power.

Corcoran, will hold his seat until the next Annual Meeting of Shareholders, at which time he would be eligible for reelection.

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About Axion Power International, Inc.

Axion Power is a technology leader in lead-carbon energy storage. Axion's patented lead carbon battery is the only advanced battery technology with an all carbon negative electrode. Axion's negative electrodes are designed to be directly substituted for lead acid negative electrodes producing the unique benefits of the Axion carbon technology. Axion Power's primary goal is to become the leading supplier of carbon electrode assemblies for lead-acid battery companies around the world. For more information, visit www.axionpower.com

Forward-looking Statements

Certain statements in this Press Release are "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. These forward-looking statements are based on our current expectations and beliefs and are subject to a number of risk factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include the risk for the Company to complete its development work, as well as the risks inherent in commercializing a new product (including technology risks, market risks, financial risks and implementation risks, and other risks and uncertainties affecting the Company), as well as other risks that have been included in filings with the Securities and Exchange Commission, all of which are available at www.sec.gov. We disclaim any intention or obligation to revise any forward-looking statements, including, without limitation, financial estimates, whether as a result of new information, future events, or otherwise.

Contact:

Meghan Snyder for Axion Power

Global Vision Communications

Phone: 703-909-2975

meghan@globeviz.com